UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported)   April 1, 2011

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina		27104
(Address of principal executive offices)		(Zip Code)

Issuer's telephone number:  (336) 768-8500
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 6, 2011, Southern Community Financial Corporation (the “Company”) announced that it was notified by NASDAQ on April 1, 2011, that the Company was in violation of NASDAQ Listing Rule 5635(c) because it adopted its 2007 Restricted Stock Plan (the “Plan”) without obtaining shareholder approval. Additionally, the Company did not notify NASDAQ by filing a Listing of Additional Shares notification at least 15 days prior to establishing the Plan in violation of Listing Rule 5250 (e)(2).

The Company has 45 calendar days to submit to NASDAQ a plan to regain compliance. If the compliance plan is accepted, the Company may be granted up to 180 calendar days from the date of the initial notice to evidence compliance.

The Plan was adopted by the Board of Directors in 2007 and a Form 8-K under Item 5.02: Compensatory Arrangements of Certain Officers was timely filed with the Securities and Exchange Commission.  Details of the Plan and its grants have been included and discussed in the Company’s Securities and Exchange Commission annual 10-K filings for the years ended 2007, 2008, 2009 and 2010. The Plan was approved for 300,000 shares and to date grants to employees totaling 128,750 shares have been made but no shares have vested. Total authorized shares approved by the shareholders are 30,000,000 shares and there were 16,838,125 shares outstanding as of March 31, 2011.

The Company plans to submit the Plan for shareholder approval at its next Annual Meeting on May 25, 2011. Details of the Plan will be submitted with the Annual Notice of Meeting and Proxy Statement.  Upon approval of the Plan by the shareholders, the Company would regain compliance with Listing Rule 5635(c).  The Company intends to promptly file a Listing of Additional Shares notification to regain compliance with Listing Rule 5250(e)(2).

The full text of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1           Press release dated April 6, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

April 6, 2011	By: /s/ James Hastings
Name: James Hastings
Title: Executive Vice President and Chief Financial Officer